Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-210589 and 333-212018) and on Form S-8 (Nos. 333-203166 and 333-212019) of our report dated March 31, 2017, (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the restatement of comparative information for 2015 and 2014), relating to the consolidated financial statements of Host Europe Holdings Limited appearing in this Current Report on Form 8-K/A of GoDaddy Inc. dated May 3, 2017.
/s/ Deloitte LLP
Reading, United Kingdom
May 3, 2017